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                                                                    EXHIBIT 16.1

October 13, 2004

Securities and Exchange Commission
Mail Stop 11-3
450 5th Street, N.W.
Washington, D.C. 20549

Dear Sirs/Madams:

We have read Item 4.01 of Metretek Technologies, Inc.'s Form 8-K dated September 30, 2004 and have the following comments:

     1. We agree with the statements made in the first sentence of the first paragraph, and the statements made in the second, third and fourth paragraphs.

     2. We have no basis on which to agree or disagree with the statements made in the second and third sentences of the first paragraph or the statements made in the fifth paragraph.


Yours truly,

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Denver, Colorado



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